Exhibit 99.1

ADE Corporation Reports Profitable Fourth Quarter; Company Increases Quarterly Revenues by 21% Year Over Year and Generates $3.8 Million in Positive Cash Flow

    WESTWOOD, Mass.--(BUSINESS WIRE)--June 17, 2003--ADE Corporation (NASDAQ: ADEX), a leading supplier of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic storage and optics manufacturing industries, today reported financial results for the fiscal fourth quarter and year ended April 30, 2003.
    ADE reported revenues of $20.0 million for the fourth quarter of fiscal 2003. This compares with $16.6 million for the fourth quarter of fiscal 2002 and $18.5 million for the third quarter of fiscal 2003. ADE's net income for the fourth quarter of fiscal 2003 was $0.2 million, or $0.02 per share, with 13.7 million weighted average basic and diluted shares outstanding. This compares with a net loss of $4.1 million, or $0.30 per share, with 13.7 million weighted average basic and diluted shares outstanding, for the fourth quarter of fiscal 2002 and net income of $0.6 million, or $0.04 per share, with 13.7 million weighted average shares outstanding, for the third quarter of fiscal 2003.
    Backlog was $25.1 million on April 30, 2003, up slightly from $24.6 million on January 31, 2003. Cash and cash equivalents, which exclude $3.2 million of restricted cash, totaled $21.5 million at April 30, 2003, an increase of 22% from $17.6 million at January 31, 2003.
    For the fiscal year ended April 30, 2003, the company reported revenues of $71.2 million, compared with $81.8 million in fiscal 2002. For the full year, ADE's net loss for fiscal year 2003 was $7.4 million, or $0.54 per basic and diluted share, with 13.7 million weighted average basic and diluted shares outstanding. This compares with a net loss of $23.1 million, or $1.70 per basic and diluted share, with 13.6 million weighted average basic and diluted shares outstanding in fiscal 2002. The Company's net loss in fiscal 2002 included a non-cash income tax valuation allowance of $10.6 million.
    "Our financial results improved substantially through the fiscal year as we succeeded in reducing costs, improving top-line growth and increasing cash generation," stated ADE Chief Financial Officer Brian James.
    "ADE completed fiscal 2003 by achieving key fourth-quarter financial and operational targets," said Mr. James. "A healthy mix of both 200mm and 300mm demand enabled us to grow quarterly revenues by more than 20% year over year. Gross margins remained strong, due primarily to our continued focus on reducing costs and improving operational efficiency throughout the ADE organization. We also posted another profitable quarter under generally challenging industry-wide economic conditions and enhanced our balance sheet with nearly $4 million in positive cash flow. And, with approximately $25 million in cash, marketable securities and restricted cash, we believe we have the financial resources necessary to continue executing our business strategy."
    ADE President and Chief Executive Officer Dr. Chris L. Koliopoulos added, "Our advanced products for the wafer market, such as AFS-Advanced Flatness System(TM), NanoMapper(TM) and AWIS(TM) tools, contributed to increased sales in the fourth quarter. In addition, WaferSight(TM), ADE's next-generation optical-based wafer flatness metrology solution, is quickly gaining acceptance in the market and becoming the new industry production standard for advanced 300mm wafers through the 35 nanometer generation."
    Dr. Koliopoulos added that ADE continued to experience the greatest amount of recent order activity in Asia and Japan. In Japan, 300mm equipment inquiries and sales were robust, indicating that 300mm wafer production continues to gain momentum in that country.

    Looking Ahead

    "We expect ADE's first-quarter fiscal 2004 revenues to increase on a year-over-year basis, yet decline sequentially based on the bookings activity we experienced earlier in fiscal 2003 and an expected increase in deferred revenues associated with heavier shipments into Japan through our joint venture, JAL," Dr. Koliopoulos said. "We are confident, however, that revenue growth will resume in subsequent quarters. This confidence stems, in part, from the fact that several major customers have announced plans to add 300mm wafer capacity, which will nearly double worldwide capacity within the next 10 months in anticipation of a growth in demand. Meanwhile, others are seeking ways to maximize their capacity and enhance throughput. These suppliers continue to turn to ADE for the best-of-breed metrology and inspection systems they need to accomplish those missions. Given these positive market trends, our ongoing cost-reduction efforts, advanced product portfolio and strong market position, ADE is poised for a solid and profitable fiscal 2004."

    Conference Call Reminder

    ADE will host a conference call to discuss the Company's fourth-quarter and year-end financial results on Wednesday, June 18, 2003 at 8:30 a.m. (ET). To participate in the webcast, please visit the "Investor Relations" section of the ADE website, located at http://www.ade.com, fifteen minutes prior to the start of the conference call.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems required for production in the silicon wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing process steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at http://www.ade.com.

    Safe Harbor

    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, beliefs, assumptions and anticipations should be considered forward-looking statements. These statements include, but are not limited to, those associated with expected demand in the wafer, device and data storage markets; continued execution of ADE's business strategies, acceptance of ADE products, and financial performance for the first quarter of fiscal 2004 and full year 2004. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's ability to increase gross margins, its visibility; and the effects of the real estate market on the Company's property initiatives. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2002.

    Attached are the Company's condensed consolidated statements of operations and balance sheets.



                           ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                     Three months     Twelve months
                                        ended             ended
                                       April 30,         April 30,
                                    2003     2002     2003      2002

Revenue                           $19,986  $16,580  $71,247   $81,806
Cost of revenue                    10,513    9,076   39,179    48,132
Gross profit                        9,473    7,504   32,068    33,674
Operating expenses:
   Research and development         4,187    5,517   17,521    22,783
   Marketing and sales              3,221    2,953   11,595    13,064
   General and administrative       1,840    3,186   10,007    11,290
Total operating expenses            9,248   11,656   39,123    47,137
Income (loss) from operations         225   (4,152)  (7,055)  (13,463)
Interest and other income
 (expense), net                       (67)    (105)    (434)      256
Income (loss) before provision for
 (benefit from)income taxes and
 equity in net earnings (loss) of
 affiliated companies                 158   (4,257)  (7,489)  (13,207)
Provision for (benefit from)
 income taxes                          20     (198)      91    10,416
Income (loss) before equity in net
 earnings (loss) of affiliated
 companies                            138   (4,059)  (7,580)  (23,623)
Equity in net earnings (loss) of
 affiliated companies                  73      (62)     175       498
Net income (loss)                    $211  $(4,121) $(7,405) $(23,125)

Basic earnings (loss) per share     $0.02   $(0.30)  $(0.54)   $(1.70)
Diluted earnings (loss) per share   $0.02   $(0.30)  $(0.54)   $(1.70)

Weighted average shares
 outstanding - basic               13,747   13,659   13,710    13,615
Weighted average shares
 outstanding - diluted             13,748   13,659   13,710    13,615



                           ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                                 April 30,   April 30,
                                                   2003        2002
Assets
Cash and cash equivalents                         $21,476     $26,108
Marketable securities                               1,060       2,571
Accounts receivable, net                           13,385      11,725
Inventories                                        29,349      32,701
Other current assets                                1,046       1,278
    Total current assets                           66,316      74,383

Fixed assets, net                                  20,923      30,658
Investments                                         3,724       3,610
Restricted cash                                     3,157       3,352
Other assets                                        6,996       2,748
     Total assets                                $101,116    $114,751

Liabilities and Stockholders' Equity
Total current liabilities                         $16,237     $20,714
Long-term debt                                     10,082      10,715
Total stockholders' equity                         74,797      83,322
     Total liabilities and stockholders' equity  $101,116    $114,751

    CONTACT: ADE Corporation
             Brian James, 781/467-3500